Exhibit 10.1
AMENDMENT NO. 2 TO
IXIA
2008 EQUITY INCENTIVE PLAN*
     Section 3 of the Ixia 2008 Equity Incentive Plan, as amended, is hereby amended and restated to read in its entirety as follows:
“3. Shares Reserved.
     a. The maximum aggregate number of Shares reserved for issuance pursuant to the Plan shall be 11,572,295 Shares (or the number of shares of stock to which such Shares shall be adjusted as provided in Section 14 of the Plan); provided, however, that no more than 5,000,000 of such Shares (or the number of shares of stock to which such Shares shall be adjusted as provided in Section 14 of the Plan) shall be available for issuance pursuant to Restricted Stock Units and Restricted Stock Awards. Nothing herein shall be construed as limiting the number of Shares available for issuance under the Plan as Options or SARs. The number of Shares reserved for issuance under the Plan may be set aside out of authorized but unissued Shares not reserved for any other purpose, or (to the extent permitted under applicable law) out of issued Shares acquired for and held in the treasury of the Company from time to time.
     b. Shares subject to, but not sold or issued under, any Award terminating, expiring, forfeited or canceled for any reason prior to issuance of such Shares shall again become available for Awards thereafter granted under the Plan and the same shall not be deemed an increase in the number of Shares reserved for issuance under the Plan.”

*	Amendment No. 2 was approved by the Company’s Board of Directors on March 26, 2009 and by the Company’s shareholders on May 28, 2009.